Filed pursuant to Rule 424(b)(5)
SEC File No. 333-162019

PROSPECTUS SUPPLEMENT (to Prospectus dated November 4, 2009).

11,655,116 Shares of Common Stock

Warrants to Purchase 4,951,616 Shares of Common Stock

Far East Energy Corporation

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering and selling up to 11,655,116 shares of our common stock, including the right to participate in subsequent offerings of securities, to be sold at a price of $0.43 per share, warrants to purchase up to 4,662,046 shares of our common stock at an exercise price of $0.80 per share and warrants to purchase up to 289,570 shares of our common stock at an exercise price of $0.54 per share.  Further, we are offering 4,951,616 shares of our common stock, which may be acquired upon exercise of the warrants.  Except for warrants being issued to the placement agent, we are selling these securities as units consisting of two warrants to purchase one share of common stock for each five shares of common stock sold.

We have retained Rodman & Renshaw, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offerees to purchase our common stock and warrants in this offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FEEC.” On March 8, 2010, the closing bid price per share of our common stock was $0.50.

Investing in our securities involves risks. See “Risk Factors” on page S-4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

 We expect that the gross proceeds to us in the offering will be approximately $5,011,700.  If fully exercised for cash, the warrants would result in additional gross proceeds to us of approximately $3,886,005.  We estimate that the total expenses of this offering exclusive of placement agent fees, will be approximately $120,000.

	Per Common Share/Total for Common Shares	Per Warrant Share/Total For Warrant Shares	Total Offering

Offering price	$0.43/$5,011,700	$0.80/$3,729,637(2)	$8,741,337(2)
Placement agent’s fees(1)	$0.02/$271,337	–	$271,337
Proceeds to us (before expenses)	$0.41/$4,740,362	$0.80/$3,729,637(2)	$8,470,000(2)

(1)
A fee equal to 5.5% of the aggregate gross proceeds raised in the offering from purchasers introduced to us by the placement agent and 5.0% of the aggregate gross proceeds raised in this offering from certain existing investors.  In addition, the placement agent will receive warrants to purchase 289,570 shares at an exercise price of $0.54 per share, which will be exercisable for a period of five years from November 4, 2009 and reimbursement of its out of pocket expenses incurred in connection with the Offering in an amount equal to the lesser of 0.8% of gross offering proceeds or $75,000.

(2)
Assumes the valid exercise of the warrants for cash.  Does not include the exercise by the placement agent of warrants to purchase 289,570 shares at an exercise price of $0.54 per share, which, if fully exercised for cash, would result in additional gross proceeds to us of $156,368.

Rodman & Renshaw LLC

We expect to deliver the securities to the purchasers on or about March 11, 2010 against payment for such securities.

The prospectus supplement is dated March 8, 2010

Prospectus

Prospectus Summary	1
Risk Factors	4
Forward-Looking Information	14
Where You Can Find More Information	14
Incorporation of Certain Information by Reference	15
Unaudited Pro Forma Condensed Financial Statement	16
Use of Proceeds	17
Ratio of Earnings to Fixed Charges	17
Description of Capital Stock	17
Description of Depositary Shares	19
Description of Debt Securities	19
Description of Warrants	20
Description of Stock Purchase Contracts	21
Description of Units	21
Plan of Distribution	21
Legal Matters	23
Experts	24

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of its respective date.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. The accompanying prospectus was filed with our registration statement on Form S-3 (registration file no. 333-162019) with the Securities and Exchange Commission (the “SEC”) as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell common stock, preferred stock, either separately or represented by depositary shares, debt securities, warrants and stock purchase contracts, as well as units that include any of these securities, from time to time in one or more offerings, up to a total amount of $75,000,000. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus and any free writing prospectus distributed by us before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus or contained in any free writing prospectus we have distributed in connection with this offering. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security.

We are not making any representation to you regarding the legality of an investment in the common stock and warrants by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock and warrants.

Information contained on or accessible through our website does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Far East,” “Company,” “we,” “us,” and “our” or similar references refer to Far East Energy Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us carefully, including the information contained under the heading “Risk Factors” in this prospectus supplement beginning on page S-4, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Far East Energy Corporation
Our Business

We were incorporated in Nevada on February 4, 2000. In January 2002, we renamed our company Far East Energy Corporation and changed our focus to exploring, developing, producing and selling coalbed methane gas (“CBM”). References to “China” are references to the People’s Republic of China. Today, the operations of our company and its subsidiaries concentrate on CBM exploration and development in Shanxi Province in northern China and Yunnan Province in southern China. Our goal is to become a recognized leader in CBM property acquisition, exploration, development and production.

We are a development stage company, and our activities have been principally limited to the drilling, testing and completion of exploratory CBM wells and organizational activities. We are party to three production sharing contracts (“PSCs”) which cover the 485,000-acre Shouyang Block in Shanxi Province, the 573,000-acre Qinnan Block in Shanxi Province, and the Enhong and Laochang areas, which total 265,000 acres, in Yunnan Province. On March 13, 2009, we entered into a series of related transactions associated with our Qinnan Block with Arrow Energy International Pte Ltd (“Arrow”), the Singapore-based subsidiary of Arrow Energy Limited, a large Australian CBM producer.

Company Information

Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 380, Houston, Texas 77060, and our telephone number is (832) 598-0470. Our main office in China is located in Beijing, and we also maintain satellite offices in Taiyuan City and Kunming. Our web site is www.fareastenergy.com. Additional information, which may be obtained through our web site, does not constitute part of this prospectus supplement. Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

The Offering

Issuer:	Far East Energy Corporation, a Nevada corporation

Offering:
Up to 11,655,116 shares of common stock, rights to participate in subsequent offerings of securities, and warrants to purchase up to 4,951,616 shares of common stock.  Except for warrants being issued to the placement agent, we are selling these securities as units consisting of two warrants to purchase one share of common stock per five shares of common stock sold.

Rights to Participate in Subsequent Offerings:
Each investor is being given the right, for a period of one year from closing, to participate in certain proposed subsequent offerings of our securities.  For more information on the terms of these rights, see “Description of Securities We Are Offering” in this prospectus supplement.

Warrants:
Each warrant will entitle the holder to purchase one share of common stock.  Each warrant will (i) be exercisable for a period beginning on the closing date of the offering, which is expected to occur on or about March 11, 2010, and ending five years thereafter and (ii) have an exercise price of $0.80 per share of common stock payable in cash, except that warrants being issued to the placement agent will be exercisable until five years after November 4, 2009 and have an exercise price of $0.54 per share of common stock payable in cash.  This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.  For more information on the terms of the warrants, see “Description of Securities We Are Offering” in this prospectus supplement.

Placement agent:	Rodman & Renshaw, LLC

Offering price:	$0.43 per share of common stock

Closing date:	We expect the closing to occur on or about March 11, 2010.

Use of proceeds:	We intend to use the proceeds from the offering to continue the drilling, completion and testing of coal bed methane wells in China and for general working capital.

OTC Bulletin Board symbol:	FEEC

Risk factors:	This investment involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 3 of the prospectus.

Our independent accountants:	JonesBaggett LLP (formerly Payne Smith & Jones, P.C.)

Expenses:
We have agreed to pay the placement agent a fee equal to 5.5% of the aggregate gross proceeds raised in the offering from purchasers introduced to us by the placement agent and 5.0% of the aggregate gross proceeds raised in this offering from certain existing investors identified by the placement agent and us.  In addition, the placement agent will receive warrants to purchase 289,570 shares at an exercise price of $0.54 per share which will be exercisable for a period of five years from November 4, 2009.  Such placement agent warrants and any shares issued upon exercise thereof are non-transferable for a period of six months from the closing date except under limited circumstances permitted by Financial Institutions Regulatory Authority Rule 5110(g).  The number of placement agent warrants may be reduced to the extent necessary to comply with the overall limit on placement agent compensation of 8.0%.  We also agreed to reimburse the placement agent for certain expenses incurred by it in this offering up to the lesser of 0.8% of gross offering proceeds or $75,000, and we agreed to reimburse the largest single investor for certain expenses incurred by it in this offering up to $10,000.  The other investors in the offering will bear their respective expenses.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference in our filings with the SEC and this prospectus supplement. If any of the risks discussed in our filings with the SEC or this prospectus supplement actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly and you may lose all or a part of your investment.

Risks Relating to Our Business

We must obtain additional financing in order to continue our operations.

We are not able to accurately predict when we will recognize meaningful revenues. We expect to experience operating losses and negative cash flow for the foreseeable future. On March 13, 2009, we entered into a series of related transactions associated with our Qinnan Block with Arrow Energy International Pte Ltd (“Arrow”).  If we obtain approval from our Chinese partner company and the Chinese Ministry of Commerce (“MOC”) and satisfy the other conditions under the Farmout Agreement with Arrow (the “Farmout Agreement”) prior to its termination, then the additional payment due upon the occurrence of these events from Arrow together with funds currently available should provide sufficient working capital to meet our current minimum exploration expenditures for all three of our production sharing contracts (“PSCs”) through the end of 2010.  However, there can be no assurance that the approvals for the Farmout Agreement will be received.  Moreover, since December 19, 2009, each of Arrow and the Company has had the right to terminate the Farmout Agreement at any time, though neither party has elected to exercise that right, and the parties are continuing use efforts to satisfy the conditions to the transactions contemplated by the Farmout Agreement.

Management will continue to seek to raise additional capital to continue operations and to meet future expenditure requirements necessary to retain our rights under the PSCs. Management intends to seek to obtain funds to continue operations by entering into a strategic relationship or transaction, such as a joint venture, farmout, merger or acquisition, and/or obtaining debt or equity financing. The global financial crisis has created liquidity problems for many companies and financial institutions and international capital markets have stagnated, especially in the United States and Europe. A continuing downturn in these markets could impair our ability to obtain, or may increase our costs associated with obtaining, additional funds through the sale of our securities. The ongoing crisis has created a difficult environment in which to negotiate and consummate a transaction. While we will continue to seek to raise funds, there can be no assurance that we will be able to enter any strategic relationship or transaction or that we will be successful in obtaining funds through debt or equity financing. Under certain circumstances, the structure of a strategic transaction may require the approval of the Chinese authorities, which could delay closing or make the consummation of a transaction more difficult or impossible. In particular, any transfer of our rights under any PSC will require the approval of our Chinese partner company. There can be no assurance that the Chinese authorities will provide the approvals necessary for a transaction or transfer. In addition, the terms and conditions of any potential strategic relationship or transaction or of any debt or equity financing are uncertain, and we cannot predict the timing, structure or other terms and conditions of any such arrangements or the consideration that may be paid with respect to any offering of securities.

Our ability to continue as a going concern depends upon our ability to obtain substantial funds for use in our development activities and upon the success of our planned exploration and development activities. There can be no guarantee of future fundraising or exploration success or that we will realize the value of our unevaluated exploratory well costs. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of this uncertainty. Management believes that we will continue to be successful in obtaining the funds necessary to continue as a going concern.

If our operating requirements or drilling obligations materially change from those currently planned, we may require more capital than currently anticipated or may be required to raise capital earlier than anticipated. For example, it is possible that the Chinese authorities or our Chinese partner company could seek to, among other things, increase our capital expenditure requirements or accelerate our drilling program. If we are unable to commit to the expenditures or accelerate our drilling and dewatering efforts, it may adversely affect our ability to extend the terms of our PSCs. Raising additional funds by issuing shares or other types of equity securities would further dilute our existing stockholders. If we fail to obtain the necessary funds to complete our exploration activities under our PSCs, and we cannot obtain extensions to the requirements under our PSCs, we would not be able to successfully complete our exploration activities and we may lose rights under our PSCs.

 Risks Relating to this Offering

This offering is not subject to a minimum placement amount.

The common stock and warrants to be sold in this offering are being sold on a “reasonable best efforts” basis. There is no minimum number of securities that must be sold. Therefore, all of the offering proceeds shall be deposited directly into an account of the Company. Investors should not invest in this offering in the expectation that the full $5,011,700 will be raised.

Our management will have broad discretion over the use of the proceeds to us from any offering and might not apply the proceeds of an offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offering, and you will have to rely on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of an offering in ways that you believe will increase the value of your investment.

You will incur immediate dilution in the net tangible book value of your shares and warrants.

If you purchase shares of common stock and warrants in this offering, the value of your shares and warrants based on our actual book value will immediately be less than the price you paid. The reduction in the value of your equity is known as dilution.

You should consider the U.S. federal income tax consequences of owning our securities.

There are risks associated with the U.S. federal income tax consequences of owning our securities. Because the tax consequences of owning our securities are complex and certain tax consequences may differ depending on the holder’s particular tax circumstances, each potential investor should consult with and rely on its own tax advisor about the tax consequences. In addition, there can be no assurance that the U.S. federal income tax treatment currently applicable to owning our securities will not be modified by legislative, administrative, or judicial action that may have a retroactive effect. No representation or warranty of any kind is made with respect to the acceptance by the Internal Revenue Service or any court of law regarding the treatment of any item of income, deduction, gain, loss or credit by an investor on its tax return.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, together with the accompanying prospectus, and documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements other than statements of historical facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the gas produced at our wells may not increase to commercially viable quantities or may decrease; certain of the proposed transactions with Arrow may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of the transactions with Arrow may not be realized; the final amounts received by us from Arrow may be different than anticipated; the MOC may not approve the extension of the Qinnan PSC on a timely basis or at all; our Chinese partner companies or the MOC may require certain changes to the terms and conditions of our PSC in conjunction with their approval of any extension of the Qinnan PSC; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of coalbed methane; expropriation and other risks associated with foreign operations; disruptions in capital markets effecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus supplement and the accompanying prospectus.   Our forward-looking statements speak only as of the date made. All subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Our forward-looking statements speak only as of the date made. We assume no obligation to update any of these statements.

USE OF PROCEEDS

We expect the proceeds to us from the offering to be approximately $4,740,362 after deducting certain fees due to the placement agent and our estimated offering expenses.  If fully exercised for cash, the warrants would result in additional proceeds to us of approximately $3,886,005.  We estimate our offering expenses in connection with the offering to be approximately $120,000, which include legal, accounting and printing costs and various other fees but exclude placement agent fees.  We intend to use the net proceeds to continue the drilling, completion and testing of coal bed methane wells in China and for general corporate purposes.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below.  This summary is subject to, and qualified in its entirety by, the terms of the warrants as set forth in the form of warrant to be filed as an exhibit to our periodic report on Form 8-K, which we will file with the SEC in connection with the completion of this offering.

Except for warrants being issued to the placement agent, each warrant to which this prospectus supplement relates represents the right to purchase one share of our common stock at an exercise price of $0.80 per share.  Each such warrant may be exercised at any time and from time to time on or after the date of issuance (we refer to this as the “initial exercise date”) until the fifth year anniversary of the initial exercise date.  Warrants being issued to the placement agent represent the right to purchase one share of our common stock at an exercise price of $0.54 per share and will be exercisable from the initial exercise date until five years from November 4, 2009.

The warrants are subject to customary pro rata anti-dilution provisions for stock splits or recapitalizations.  The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock.  In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, the holders of outstanding warrants may be entitled to receive upon exercise of the warrants securities which the holders would have received if they had exercised their warrants prior to such reorganization event or the repurchase of the warrant by us for cash.

Each warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the holder of such warrant.

Upon receipt of payment and the form of exercise properly completed and duly executed, we will, as soon as practicable, issue the shares purchasable upon exercise of the warrant.  The warrants may be exercised by means of cashless exercise in the event the registration statement of which this prospectus forms a part is no longer effective.

Before the exercise of their warrants, holders of warrants will not have any of the rights of stockholders, and will not be entitled, among other things, to vote or receive dividend payments or similar distributions on the shares purchasable upon exercise.

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable warrant.

Warrant Agent

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Common Stock

See the summary description of our common stock in the accompanying prospectus under the section “Description of Capital Stock” beginning on page 17.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, Inc.

Rights to Participate in Subsequent Offerings

Each investor in the offering is being given the right, for a period of one year from closing, to participate in any proposed subsequent offering of our securities, other than specified underwritten public offerings and certain exempt issuances, including, among other things, issuances pursuant to compensatory plans, issuances upon exercise of warrants or other convertible or exchangeable securities and issuances in connection with strategic transactions.  The amount of the investors’ participation rights will vary depending on the aggregate amount of securities being offered in any such subsequent offering, which we refer to as the aggregate subsequent offering amount.  If the aggregate subsequent offering amount is less than the aggregate gross proceeds of this offering, then the investors will have the right to purchase 100% of the subsequently offered securities.  If the aggregate subsequent offering amount equals or exceeds, but is less than 200% of, the aggregate gross proceeds of this offering, then the investors will have the right to purchase subsequently offered securities in an amount not less than the aggregate gross proceeds of this offering.  If the aggregate subsequent offering amount equals or exceeds 200% of the aggregate gross proceeds of this offering, then the investors will have the right to purchase up to 50% of the subsequently offered securities.

PLAN OF DISTRIBUTION

We have retained Rodman & Renshaw, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offerees to purchase our common stock and warrants in this offering.

We are selling 11,655,116 shares of our common stock at a price of $0.43 per share, including the right to participate in subsequent offerings of securities, warrants to purchase up to 4,662,046 shares of our common stock at an exercise price of $0.80 per share under this prospectus supplement directly to institutional investors.  Further, we are offering warrants to purchase up to 289,570 shares of our common stock at an exercise price of $0.54 per share to the placement agent in connection with this offering as well as 4,951,616 shares of our common stock, which may be acquired upon exercise of the warrants.

We currently anticipate that the closing of the sale of 11,655,116 shares of our common stock, including the right to participate in subsequent offerings of securities, and the issuance of the warrants to purchase up to 4,951,616 shares of our common stock under this prospectus supplement will take place on or about March 11, 2010. On the closing date, assuming all conditions to closing will have been satisfied, we will issue the shares of common stock and warrants to the institutional investors, and we will receive funds in the amount of the aggregate purchase price.

We will pay the placement agent a fee equal to 5.5% of the aggregate gross proceeds raised in the offering from purchasers introduced to us by the placement agent and 5.0% of the aggregate gross proceeds raised in this offering from certain existing investors.  In addition, the placement agent will receive warrants to purchase 289,570 shares at an exercise price of $0.54 per share which will be exercisable for a period of five years from November 4, 2009.  Such placement agent warrants and any shares issued upon exercise thereof are non-transferable for a period of six months from the closing date except under limited circumstances permitted by Financial Institutions Regulatory Authority Rule 5110(g).  The number of placement agent warrants may be reduced to the extent necessary to comply with the overall limit on placement agent compensation of 8.0%.  We also agreed to reimburse the placement agent for certain expenses incurred by it in this offering in an amount equal to the lesser of 0.8% of gross offering proceeds or $75,000, and we agreed to reimburse the largest investor for certain expenses incurred by it in this offering up to $10,000.  The other investors in the offering will bear their respective expenses.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

This is a brief summary of the material provisions of the placement agent agreement with the placement agent and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement will be on file with the SEC as an exhibit to a current report on Form 8-K to be filed by us.

We estimate that our other offering expenses in connection with the offering to be approximately $120,000, which include legal, accounting and printing costs and various other fees.

The transfer agent for our common stock is Corporate Stock Transfer, Inc.  The warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FEEC.”  We will not make an application to quote the warrants on the OTC Bulletin Board or list the warrants on any other nationally recognized trading system.  The common stock underlying the warrants is quoted on the OTC Bulletin Board.

LEGAL MATTERS

The validity of the issuance of the common stock and the warrants offered hereby will be passed upon by our counsel, Coppedge Emmel & Klegerman PC, Las Vegas, Nevada. Weinstein Smith LLP, New York, New York, is acting as counsel for the placement agent.

EXPERTS
Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, including management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 and the financial statement schedule included therein, to the extent and for the periods set forth in their reports, have been audited by our independent registered public accounting firm, JonesBaggett LLP, and have been incorporated herein by reference in reliance upon the reports of JonesBaggett LLP, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus supplement and the accompanying prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus supplement. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, June 30, 2009, and September 30, 2009;
•	Our Current Reports on Form 8-K filed on January 16, 2009, March 16, 2009, May 18, 2009, July 21, 2009, August 27, 2009, October 7, 2009, November 23, 2009 and December 23, 2009; and
•
The description of our common stock contained in our Registration Statement on Form 10-SB12G/A, filed with the SEC on May 16, 2001, pursuant to Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to: Secretary, Far East Energy Corporation, 363 North Sam Houston Parkway East, Suite 380, Houston, Texas 77060, or you may call us at (832) 598-0470.